Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-238143, 333-258996 and 333-269875) and Form S-3 (File Nos. 333-258946, 333-259347, 333-273282, 333-237626, 333-271424, and 333-273282) of Super League Enterprise, Inc. (formerly, “Super League Gaming, Inc.”) of our report dated March 31, 2023 relating to the consolidated financial statements of Super League Enterprise, Inc., which appears in this Annual Report on Form 10-K of Super League Enterprise, Inc.

/s/ Baker Tilly US, LLP

Los Angeles, California

April 12, 2024